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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
FairPoint Communications, Inc.:

        We consent to the use of our reports included herein and to the references to our firm under the headings "Experts" and "Selected Financial Data" in the prospectus. Our reports refer to the Company's adoption to Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, on January 1, 2001, and to the Company's adoption of SFAS No. 142, Business Combinations, as required for goodwill and intangible assets effective January 1, 2002.

                      /s/ KPMG LLP

April 14, 2003
Omaha, Nebraska

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  Exhibit 23.2
Independent Auditors' Consent